Exhibit 99.1

Contact:
Monique Greer
720-540-5268
mgreer@allos.com

Allos Therapeutics Announces Termination of Merger Agreement with AMAG Pharmaceuticals

- Third Quarter Financial Results Conference Call Scheduled for November 3, 2011 -

WESTMINSTER, Colo., October 21, 2011 — Allos Therapeutics, Inc. (Nasdaq: ALTH) announced today that the Agreement and Plan of Merger and Reorganization (“the Merger Agreement”) entered into by and among Allos, AMAG and Alamo Acquisition Sub, Inc. on July 19, 2011, as amended on August 8, 2011, has been terminated.  The Merger Agreement was terminated following the October 21, 2011, special meeting of AMAG stockholders at which AMAG’s stockholders voted against the issuance of shares of AMAG common stock to Allos’ stockholders in the proposed merger.  Separately, a majority of Allos’ stockholders voted in favor of the adoption of the Merger Agreement at a special meeting of Allos stockholders also held on October 21, 2011.

“The Board and shareholders of Allos supported the proposed merger with AMAG based on the strategic rationale, anticipated operating synergies and potential for future growth of the core brands.  With the termination of the merger agreement, we will remain focused on growing U.S. sales of FOLOTYN for relapsed or refractory PTCL, as well as pursuing future label expansion opportunities in T-cell lymphoma and regulatory approval in the EU, which may occur in early 2012,” commented Paul L. Berns, President and Chief Executive Officer of Allos.  “We ended the third quarter with no debt and $100.4 million in cash and investments, which based on our historical sales levels for the first nine months of 2011, we believe will be sufficient to fund our operations through early 2014.  Achievement of growth in U.S. sales and/or potential milestone payments and royalties associated with regulatory approval of FOLOTYN in the EU would further extend our cash resources.”

Conference Call Information

Allos will host a conference call to review its third quarter 2011 financial results on November 3, 2011, at 8:30 a.m. ET.  Participants can access the call at 1-877-941-2927 (U.S.) or +480-629-9725 (Canada and international).  To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of the Allos website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call.  Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international).  The passcode is 4438057#. The webcast will be recorded and available for replay on Allos’ website until November 17, 2011.

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics.  Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor.  FOLOTYN is approved in the U.S. for the treatment of patients with relapsed or refractory PTCL.  For additional information, please visit www.allos.com.

IMPORTANT SAFETY INFORMATION

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued.

Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

Forward-Looking Statements

This communication contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, are intended to identify such forward-looking statements, but their absence does not mean that a particular statement is not forward-looking.  Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These statements are not guarantees of future performance, involve risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate.  The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks and uncertainties associated with the commercialization of FOLOTYN; the Company’s compliance with applicable regulatory requirements, including the healthcare fraud and abuse laws and the Company’s post-marketing requirements; risks and uncertainties relating to the establishment, implementation and execution of the Company’s strategic collaboration with Mundipharma, including the parties future product development and commercialization strategies; that the Company may lack the financial resources and access to capital to support its future operations, including its product development and commercialization plans for FOLOTYN; disruptions to the business of Allos as a result of the pendency of the merger with AMAG, the termination of the Merger Agreement and the failure to consummate the merger; and other economic, business, competitive, and/or regulatory factors affecting the business of Allos generally, including those set forth in the filings of Allos with the SEC, especially in the “Risk Factors” section of Allos’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 4, 2011 and in Allos’ other periodic reports and filings with the SEC.  Allos cautions investors not to place undue reliance on the forward-looking statements contained herein.  All forward-looking statements are based on information currently available to Allos on the date hereof, and Allos undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

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